FIRST AMENDED AND RESTATED TRUST AGREEMENT
FOR THE BENEFIT OF THE SHAREHOLDERS
OF MEGA-C POWER CORPORATION

THIS FIRST AMENDED AND RESTATED TRUST AGREEMENT FOR THE BENEFIT OF THE SHAREHOLDERS OF MEGA-C POWER CORPORATION is made, entered into and effective as of the 26th day of February 2005 between:

SALLY A. FONNER, an individual resident of the State of Florida who has an office in Dunedin Florida and is acting in her capacity as trustee of the Trust for the Benefit of the Shareholders of Mega-C Power Corporation (the “Trustee”)

AND

AXION POWER INTERNATIONAL, INC., a Delaware corporation formerly known as Tamboril Cigar Company, which has an office in Vaughn, Ontario, Canada and is acting in its capacity as grantor of the Trust for the Benefit of the Shareholders of Mega-C Power Corporation (the “Grantor”)

WITNESSES THAT:

WHEREAS the “Trust for the Benefit of the Shareholders of Mega-C Power Corporation” was established on December 31, 2003 pursuant to an agreement between Tamboril Cigar Company and Benjamin Rubin that constituted an essential element of a business combination between Tamboril Cigar Company and Axion Power Corporation; and

WHEREAS Sally A. Fonner assumed the rights, powers and responsibilities of trustee and accepted an appointment as successor trustee on March 24, 2004; and

WHEREAS the Grantor and two of its affiliates instituted an involuntary bankruptcy reorganization of Mega-C Power Corporation on April 6, 2004 by filing an involuntary Chapter 11 petition against that company in the U.S. Bankruptcy Court for the District of Nevada; and

WHEREAS the Trustee devoted several months to a careful, detailed and diligent analysis of Mega-C’s corporate records, including its stock issuance and transfer records, and has concluded based on that review that those records are inadequate, inaccurate and unreliable; and

WHEREAS the Trustee sought the advice of counsel respecting the statutory requirements for a Nevada corporation to validly issue shares and ultimately concluded that a substantial number of shares allegedly issued by Mega-C were not issued in transactions that complied with the fundamental requirements of applicable law; and

WHEREAS the Grantor and the Trustee have concluded that certain terms, provisions, requirements and procedures in the Original Trust Agreement are unclear, could conflict with comparable provisions of the Bankruptcy Act or could otherwise impede the efficient administration of Mega-C’s Chapter 11 Case; and

WHEREAS the Original Trust Agreement expressly provides that it may be amended at any time for the purpose of modifying the terms, conditions and provisions thereof or incorporating additional terms, conditions and provisions that are not inconsistent with the intent of the parties and requested by the Grantor or the Trustee; and

WHEREAS the Grantor and the Trustee have agreed to amend and restate the Trust Agreement for the purpose of clarifying the respective rights of Mega-C’s Creditors and shareholders, clarifying potential ambiguities, minimizing the potential conflicts with the Bankruptcy Act and providing more formal and comprehensive mechanisms for the resolution of potential disputes;

NOW THEREFORE in consideration of the mutual obligations and agreements herein set forth, the parties agree to amend and restate the Original Trust Agreement in its entirety as follows.

ARTICLE 1 - INTERPRETATION

Section 1.1 Definitions In this Amendment, unless there is something in the subject matter or context inconsistent therewith, the following terms have the meanings ascribed to them:

(a)	“Amendment” means this First Amended and Restated Trust Agreement for the Benefit of the Shareholders of Mega-C Power Corporation dated February 16, 2005.

(b)
“Axion Shares” means (i) the 7,327,500 shares of the Grantor’s common stock that were held by the Trust on the date of this Amendment, and (ii) the 500,000 additional shares of the Grantor’s common stock that will be delivered to the Trust as provided for in this Amendment.

(c)
“Applicable Laws” means any statute of the United States, Canada, the State of Nevada or the Province of Ontario, together with any rules and regulations made thereunder and the orders or rulings of any securities commission, regulatory authority, agency or court applicable to the affairs of Mega-C or the sale and disposition of the Axion Shares.

(d)
“Bankruptcy Court” means the U.S. Bankruptcy Court for the District of Nevada, which shall if required be the principal forum for the resolution of issues relating to the due authorization, validity and fully paid and nonassessable status of Mega-C Shares; the identities, ownership interests and amount paid by Mega-C Shareholders in connection with the purchase of Mega-C Shares; and the rights of any person to claim the legal status of a Mega-C Shareholder.

(e)	“Bankruptcy Trustee” means the independent trustee who has been or will be appointed by the Bankruptcy Court to manage Mega-C and its affairs during the Chapter 11 Case.

(f)
“Beneficiary” means a Mega-C Shareholder who is specifically identified in a final order of either the Bankruptcy Court or the Nevada Court, but only to the extent that such final order specifies the identity, interest and consideration paid by the Beneficiary in connection with his acquisition of Mega-C Shares.

(g)	“Chapter 11 Case” means the involuntary Chapter 11 reorganization of Mega-C Power Corporation (Case No. BK-N-04-50962) that is presently pending before the Bankruptcy Court.

(h)
“Creditor” means any person who has loaned money or extended credit to Mega-C or to whom a debt is owed by Mega-C, provided that for purposes of this Amendment the term shall also include all holders of claims for administrative and operating expenses incurred by Mega-C after the commencement of the Chapter 11 Case and all persons other than the Trust who have loaned money or extended credit to Mega-C for the purpose of paying such administrative and operating expenses.

(i)
“Florida Court” means the Circuit Court of Pinellas County, Florida, which shall be the sole forum for the resolution of disputes arising under the law of trusts and the interpretation of this Amendment.

(j)	“Grantor” means Axion Power International, Inc., a Delaware corporation formerly known as Tamboril Cigar Company, and its directors, officers, affiliates, successors and assigns.

(k)	“Mega-C” means Mega-C Power Corporation, a Nevada corporation.

(l)	“Mega-C Share” means a duly authorized, validly issued, fully paid and nonassessable share of the no par value common stock of Mega-C.

(m)
“Mega-C Shareholder” means any person who holds a stock certificates issued by Mega-C and may be entitled to classification as a Beneficiary of the Trust if either the Bankruptcy Court or the Nevada Court determines that the shares represented by his certificates are duly authorized, validly issued, fully paid and nonassessable Mega-C Shares.

(n)
“Nevada Court” means the District Court of the State in the county where Mega-C’s registered office in the State of Nevada is located, which is an appropriate forum for the resolution of any disputes that are not fully and finally adjudicated by the Bankruptcy Court and relate to the due authorization, validity and fully paid and non-assessable status of Mega-C Shares; the identities, ownership interests and amount paid by Mega-C Shareholders in connection with their purchase of Mega-C Shares; and the rights of any person to claim the legal status of a Mega-C Shareholder.

(o)
“Original Trust Agreement” means the agreement dated December 31, 2003 between the Grantor and Benjamin Rubin styled “Trust Agreement for the Benefit of the Shareholders of Mega-C Power Corporation,” as amended by an agreement dated March 24, 2004 between Benjamin Rubin, Sally A. Fonner and the Grantor and styled “Succession Agreement Pursuant to the Provisions of the Trust Agreement for the Benefit of the Shareholders of Mega-C Power Corporation.”

(p)
“Trust” means the Trust for the Benefit of the Shareholders of Mega-C Power Corporation, which was established on December 31, 2003 and shall hereafter be subject to the terms, conditions and provisions of this Amendment.

(q)	“Trustee” means Sally A. Fonner, an individual resident of Dunedin, Florida and her successors or assigns under the terms of this Amendment.

Section 1.2 Article and Section Headings Article and section headings are included for convenience only and are not a part of this Amendment.

Section 1.3 Gender and Number Words importing the singular shall include the plural and vice versa, and words importing gender shall include the masculine, feminine and neuter genders.

Section 1.4 Entire Agreement This Amendment constitutes the entire agreement among the parties respecting the operation of the Trust and the disposition of any Axion Shares or other property now held or hereafter acquired by the Trust. This Amendment supersedes the Original Trust Agreement and all prior understandings, negotiations and discussions between any of the parties with respect to the subject matter hereof, whether oral or written.

ARTICLE 2 - ESTABLISHMENT OF TRUST

Section 2.1 Establishment of Trust The Grantor established the Trust on December 31, 2003. In connection with the establishment of the Trust, the Grantor delivered certificates for 117,239,736 duly authorized, validly issued, fully paid and nonassessable shares of Tamboril Cigar Company common stock to the Trustee. While these shares constituted the entire Trust corpus, the Grantor reserved the right to augment the Trust corpus from time to time. As a result of a 1 share for 16 reverse stock split and a name change that were approved by the Grantor’s stockholders on June 4, 2004, the Trust is now the record holder of 7,327,500 duly authorized, validly issued, fully paid and nonassessable Axion Shares.

Section 2.2 Appointment of Trustee The Trustee was appointed on March 24, 2004, presently holds certificates for 7,327,500 Axion Shares and has agreed to act as Trustee pursuant to the terms of this Amendment. The Trustee shall be obligated only for the performance of such duties as are specifically set forth in this Amendment and may rely on and shall be protected in acting or refraining from acting on any instrument believed by her to be genuine and to have been signed or presented by the proper party or parties, their officers, representatives or agents. The Trustee shall not be liable for any action taken or omitted by her in good faith and believed by her to be authorized hereby, nor for action taken or omitted by her in accordance with the advice of her counsel.

Section 2.3 Office; Administrative Situs The office and administration situs of the Trust shall be the office of the Trustee in Dunedin Florida, or such other location as the Trustee and the Grantor may jointly designate in writing.

Section 2.4 Purpose of Trust The purpose of the Trust is to preserve the potential equitable interests of the Mega-C Shareholders in a lead-acid-carbon battery technology that was licensed to Mega-C in 2001 and thereafter purchased by the Grantor, while insulating the Grantor from the potential litigation risks associated with the prior business of Mega-C and the alleged unlawful activities of certain directors, officers and stockholders of Mega-C.

ARTICLE 3 - TERM OF TRUST

Section 3.1 Term The Trust was established by the Grantor on December 31, 2003 and shall continue to exist as a separate legal entity until all Axion Shares held by the Trust have been:

(a)	Sold by the Trustee in accordance with this Amendment;

(b)	Distributed to Mega-C Shareholders in accordance with this Amendment;

(c)	Deposited into the registry of a court in accordance with this Amendment; or

(d)	Surrendered to the Grantor in accordance with this Amendment.

When all of the Axion Shares have been sold, distributed, deposited into the registry of a court, or surrendered to the Grantor in accordance with this Amendment, the Trust shall terminate forthwith.

ARTICLE 4 -TRUST CORPUS AND IDENTIFICATION OF BENEFICIARIES

Section 4.1 Initial Contribution of Axion Shares The 7,327,500 Axion Shares held by the Trust represented the Grantor’s best estimate of the number of Axion Shares that would be required to create a corpus consisting of one Axion Share for every two duly authorized, validly issued, fully paid and nonassessable Mega-C Shares outstanding.

Section 4.2 Augmentation of Trust Corpus Within 30 days after the execution of this Amendment, the Grantor shall deliver certificates for 500,000 additional Axion Shares and $100,000 in cash to the Trustee for the purpose of augmenting the Trust corpus and offsetting the administrative and operating costs, including legal fees, that have been and will be incurred by the Trust, Mega-C and the Bankruptcy Trustee in connection with the Chapter 11 Case and the Trustee compensation provisions of this Amendment. The Grantor is not required to further augment the Trust corpus at any time or to contribute additional Axion Shares, money or property to the Trust for any purpose.

Section 4.3 Priority for Creditor Claims The interests of the Beneficiaries shall in all events be subordinate to and subject to reduction for (1) all administrative and operating costs incurred by the Trust, including legal fees; (2) all administrative and operating costs incurred by Mega-C or the Bankruptcy Trustee after the commencement of the Chapter 11 Case, including legal fees, regardless of whether the associated claims are allowed by the Bankruptcy Court in connection with the Chapter 11 Case; and (3) all other allowed claims of Mega-C’s Creditors who are entitled to priority over shareholders under applicable law. Subject to Bankruptcy Court supervision, the Trustee is authorized and directed to sell Axion Shares from time to time and to use the sale proceeds to pay the administrative and operating costs of the Trust, the administrative and operating costs of Mega-C and allowed Creditors’ claims before any residual Axion Shares are allocated among, distributed to or sold for the benefit of Beneficiaries.

Section 4.4 Trustee to Request Shareholders List Since Mega-C’s records are unreliable, a number of stock issuance transactions do not appear to have been conducted in compliance with Nevada law and there are conflicting claims with respect to the ownership of other shares, the Grantor and Trustee hereby agree that all decisions respecting (1) the number of shares outstanding, (2) the identities of the owners of those shares; and (3) the number of shares held by each shareholder should properly be made by the Bankruptcy Court as an integral element of the Chapter 11 Case. Therefore the Trustee shall, at the earliest practicable date, ask the Bankruptcy Trustee to prepare a list of all owners of duly authorized, validly issued, fully paid and nonassessable Mega-C Shares that includes.

(a)
The identity of each person who has established to the satisfaction of the Bankruptcy Trustee that he is the sole lawful owner of duly authorized, validly issued, fully paid and nonassessable Mega-C Shares;

(b)	The number of Mega-C Shares owned by each person identified in the shareholders list; and

(c)	The average price per share paid by each person identified in the shareholders list.

To facilitate the efficient administration of the Chapter 11 Case, the Bankruptcy Trustee may elect to prepare one or more partial shareholder lists that identify Mega-C Shareholders who have submitted claims that are not subject to further investigation or dispute resolution procedures, provided that no Mega-C shareholder may be identified in such a partial shareholder list until all of his ownership claims with respect to Mega-C Shares have been resolved to the satisfaction of the Bankruptcy Trustee.

Section 4.5 Trustee to Petition for Shareholder Certification Each time the Bankruptcy Trustee prepares either a complete or partial list of persons who should properly be classified as the sole lawful owners of duly authorized, validly issued, fully paid and nonassessable Mega-C Shares, the Trustee shall petition the Bankruptcy Court for an order certifying the shareholder list prepared by the Bankruptcy Trustee. If the Bankruptcy Court grants a final order that certifies the identities, ownership interests and amounts paid by the Mega-C Shareholders identified in any list prepared by the Bankruptcy Trustee, that order shall constitute a final judicial determination that the persons identified in the list are entitled to claim Beneficiary status under the Trust.

Section 4.6 Failure to Obtain Bankruptcy Court Certification If the Chapter 11 Case is dismissed, the Bankruptcy Trustee fails or refuses to prepare the requested shareholder lists, or the Bankruptcy Court fails or refuses to grant an order certifying the shareholder lists prepared by the Bankruptcy Trustee, the Trustee is authorized and directed to prepare a preliminary shareholder list based on information contained in the proofs of claim submitted in connection with the Chapter 11 Case. In connection therewith, the Trustee is authorized to confer with the Bankruptcy Trustee and to request any and all additional information and documentation she deems reasonably necessary to make her preliminary decisions. Upon completion of the preliminary shareholders list, the Trustee shall seek a declaratory judgment from the Nevada Court that specifies the identities, ownership interests and consideration paid by the Mega-C Shareholders. If the Nevada Court grants a final order that certifies the identities, ownership interests and amounts paid by the Mega-C Shareholders identified in the shareholders list prepared by the Trustee, that order shall constitute a final judicial determination that the persons identified in the list are entitled to claim Beneficiary status under the Trust.

Section 4.7 Surrender of Axion Shares by Trustee If the final court approved shareholders lists required by Section 4.5 or Section 4.6 show that fewer than 14,655,000 Mega-C Shares are duly authorized, validly issued, fully paid, non-assessable and outstanding, the Trustee shall divide the total number of shares specified on the court approved shareholders lists by two and then add 500,000 to determine the number of Axion Shares that will constitute the entire corpus of the Trust. If the number of Axion Shares delivered to the Trust exceeds the number so calculated, the Trustee shall promptly return any additional Axion Shares to the Grantor for cancellation, together with an appropriate certificate that waives all rights of the Trust and all Beneficiaries with respect to the surrendered Axion Shares.

Section 4.8 Limitation of Beneficial Ownership Rights A person who claims to be a Mega-C shareholder shall not have any interest in either the Trust or the Axion Shares until the Bankruptcy Court or the District Court has issued an order pursuant to Section 4.5 or 4.6 that specifically identifies him as a Mega-C shareholder; any excess Axion Shares have been surrendered to the Grantor for cancellation pursuant to Section 4.7; and all administrative costs and claims of Mega-C’s Creditors have been paid or otherwise provided for. When all of the conditions specified in Sections 4.1 through 4.7 have been satisfied, the Trustee shall calculate the relative ownership interests of the Beneficiaries in Mega-C and use those ownership percentages to calculate the number of Axion Shares that are properly allocable to each Beneficiary under the Trust.

Section 4.9 Request for Interim Distribution When the requirements of Sections 4.5 or 4.6 are satisfied, the Trustee may petition the Bankruptcy Court for an interim order authorizing partial distributions of Axion Shares to persons who will be classified as Category-I Beneficiaries under this Amendment, provided that no interim distributions shall be made in the absence of a finding by the Bankruptcy Court that the Axion Shares to be retained by the Trust after the interim distribution constitute adequate security for Creditors claims and the unresolved claims of other potential Mega-C shareholders.

ARTICLE 5 - CONDITIONS PRECEDENT TO DISTRIBUTION OR SALE

Section 5.1 Conditions Precedent to Distribution or Sale The Grantor hereby waives the benefit of the conditions precedent specified in Section 5.1 of the Original Trust Agreement.

Section 5.2 Prior Registration of Certain Shares The Grantor has previously received an order of effectiveness with respect to a registration statement under the Securities Act of 1933 for the 7,327,500 Axion Shares held by the Trust on the date of this Amendment. The Grantor shall use all reasonable efforts to maintain the effectiveness of the referenced registration statement for a period of at least 24 months from the date of this Amendment so as to permit the unrestricted sale or distribution of Axion Shares in the manner contemplated by the Original Trust Agreement and this Amendment. If the Grantor is required to file a post-effective amendment to the registration statement at any time, it shall promptly notify the Trustee of the filing of such post-effective amendment and during the period between the filing date and the receipt of an order of effectiveness with respect to the post-effective amendment, the Trustee shall not conduct any sales, transfers or other distributions of the Axion Shares.

Section 5.3 Demand Registration Right If the calculations required in Article 4 do not result in the surrender of at least 500,000 Axion Shares to the Grantor for cancellation, then the Trustee shall have the right to demand that the Grantor file an additional registration statement for any and all Axion Shares that are retained by the Trust but not currently registered under the Securities Act of 1933. In connection with any demand registration pursuant to this Section 5.3, the Grantor shall use all reasonable efforts to cause the registration statement to become effective as promptly as practicable; and use all reasonable efforts to maintain the effectiveness of the registration statement for a period of not less than 24 months from the date of this Amendment so as to permit the unrestricted sale or distribution of Axion Shares in the manner contemplated by this Amendment.

ARTICLE 6 - COMMUNICATIONS AND DISCLOSURE

The Grantor and the Trustee hereby acknowledge that the filing of the Chapter 11 Case, the mailing of disclosure information to Mega-C’s Creditors and shareholders in connection with the Chapter 11 Case, the proof of claim procedures implemented in connection with the Chapter 11 Case and the timetables established by the Bankruptcy Court in connection with the Chapter 11 Case have supplanted and taken priority over the provisions Sections 6.1 through 6.6 of the Original Trust Agreement. They further acknowledge that the requirements of Section 4.4 and Section 4.5 of this Amendment relating to a final judicial determination of the identities, interests and consideration paid by Beneficiaries will supplant and take priority over the provisions Section 6.7 of the Original Trust Agreement. Accordingly, Article 6 of the Original Trust Agreement is hereby deleted in its entirety.

ARTICLE 7 - CLASSIFICATION OF BENEFICIARIES

Section 7.1 Classification of Beneficiaries Prior to any distribution, sale or other disposition of Axion Shares to or for the benefit of Beneficiaries, and based solely on the final shareholders list required by Sections 4.4 or 4.5, the Trustee shall classify each Beneficiary into one of the following categories:

(a)
A Mega-C Shareholder who purchased Mega-C shares for an average price of more than $1 per share that was paid in money, property or services actually performed and reasonably valued, shall be classified as a Category-I Beneficiary;

(b)	A Mega-C Shareholder who did not purchase Mega-C shares for value, or who purchased Mega-C shares for an average price of less than $1 per share shall be classified as a Category-II Beneficiary; and

(c)	A Mega-C Shareholder who has allegedly violated any applicable laws relating to the offer, sale or trading of securities shall be classified as a Category-III Beneficiary unless:

(i)	There has been an unambiguous judicial or administrative determination that the conduct attributed to him did not occur or was not a violation of applicable law; or

(ii)
He enters into a written agreement with the Trustee that specifically provides that a portion of the Mega-C Shares held by him shall be treated as having been surrendered in favor of the Category I and Category II Beneficiaries.

When a Category-III Beneficiary has satisfied the requirements of either of the foregoing sub-paragraphs, he shall promptly be reclassified as a Category-II Beneficiary with respect to all duly authorized, validly issued, fully paid and nonassessable Mega-C Shares owned by him. Category-III Beneficiaries shall not under any circumstances be reclassified as Category I Beneficiaries.

Section 7.2 Officers and Directors of Grantor Notwithstanding the general classification structure set forth in Section 7.1, for the purpose of avoiding potential transaction reporting and “short-swing profit” issues under the Securities Exchange Act of 1934, any officer, director or holder of more than 10% of the issued and outstanding stock of the Grantor who is also a Beneficiary shall be presumptively classified as a Category-I Beneficiary.

Section 7.3 Small Beneficiaries To facilitate the effective administration of the Trust, the Trustee may adopt and implement reasonable procedures that will permit the reclassification of Category-II Beneficiaries as Category-I Beneficiaries; but only if the procedures so adopted are limited to persons who own 2,500 or fewer Mega-C Shares; and in connection with each reclassification the Trustee receives such written representations, warranties and other assurances as the Trustee may in her reasonable discretion deem appropriate under the circumstances.

Section 7.4 Review of Classification Decisions Any Beneficiary that disagrees with the Trustee’s decision to classify him as a Category-II or Category-III Beneficiary shall be entitled to request a review of the Trustee’s classification decision by a review panel of not less than three (3) disinterested persons who have been selected by Trustee. Any Beneficiary who requests a review of the Trustee’s decision, however, shall be required to pay a reasonable fee to compensate the panel members for their services in connection with the requested review. In connection with any such review, the review panel shall have the power to consider any additional evidence or countervailing arguments that a Beneficiary cares to submit. The review panel shall issue a written decision with respect to each review within 60 days of the date of the original request. All decisions of the review panel shall be final and binding on the Beneficiary, the Trust and the Trustee.

ARTICLE 8 - DISTRIBUTIONS TO BENEFICIARIES

Section 8.1 In-kind Distributions to Category-I Beneficiaries Unless otherwise prohibited by applicable law, all distributions to Category-1 Beneficiaries shall be in-kind distributions of Axion Shares; provided that if the calculations required by this Amendment would result in the issuance of a fractional Axion Share to any Category-I Beneficiary, then that Beneficiary shall instead be entitled to receive a cash payment equal to the fair market value of any fractional share. In connection with each in-kind distribution of Axion Shares, the Trustee shall deliver a stock certificate for Axion Shares that has been registered in the name of the Category-I Beneficiary, together with a copy of the prospectus included in the registration statements specified in Section 5.2 or 5.3. When a Category-1 Beneficiary has received certificates for all of the Axion Shares he is entitled to receive under the terms of this Amendment together with payment for any fractional shares, all further rights and privileges of such Category-I Beneficiary shall terminate forthwith.

Section 8.2 Resale of Axion Shares for Category-II Beneficiaries The Trustee shall not distribute Axion Shares to the Category-II Beneficiaries. Instead all Axion Shares that the Trustee holds for the benefit of Category-II Beneficiaries shall be deposited into one or more segregated brokerage accounts established by the for the sole benefit of the Trust and the Beneficiaries. In connection with the deposit of Axion Shares in such accounts, the Trustee shall develop a reasonable plan for the complete liquidation of all deposited Axion Shares within a period of not more than twenty-four (24) months. Category-II Beneficiaries shall have no right to vote, consent to or otherwise approve or disapprove the Trustee’s plan to liquidate the Axion Shares held for the benefit of the Category-II Beneficiaries and their sole interest in any accounts established by the Trustee shall be the right to receive their proportional share of any proceeds received from the sale of the Axion Shares.

Section 8.3 Restrictions on Trustee’s Resale Transactions All resale transactions effected by the Trustee for the benefit of the Category-II Beneficiaries shall be based on written instructions from the Trustee, provided that the

Trustee shall have the power, in her sole discretion, to modify or amend her instructions from time to time in light of prevailing market conditions. The Trustee is expressly authorized, in the exercise of her reasonable judgment, to sell Axion Shares in underwritten transactions; in market transactions; in privately negotiated transactions; through the writing of options; in block sale transactions; through broker-dealers, which may act as agents or principals; directly to one or more purchasers; through agents; or in any combination of the above or by any other legally available means, provided that all transactions effected by the Trustee shall be made with due regard for market conditions and the interests of the Category-II Beneficiaries as a group.

Section 8.4 Trustee’s Fees for Resale of Axion Shares In connection with the services provided by the Trustee in connection with the resale of Axion Shares for the benefit of the Category-II Beneficiaries, the Trustee shall be entitled to receive an administrative fee equal to 2% of the net sales proceeds (after brokerage commissions and other direct expenses) to compensate the Trustee for the work involved in planning and effecting resale transactions, collecting and accounting for sale proceeds, allocating the sale proceeds among the Category-II Beneficiaries and distributing the sale proceeds to the persons entitled thereto. All such fees shall be separately stated on the Trustee’s periodic distribution reports to the Category-II Beneficiaries and withheld from the amounts that would otherwise be payable to the Category-II Beneficiaries.

Section 8.5 Cash Distributions to Category II Beneficiaries From time to time, but not less often than once per calendar quarter, the Trustee shall distribute all cash proceeds derived from the sale of Axion Shares to the Category-II Beneficiaries who are entitled thereto. All distributions to the Category-II Beneficiaries shall be made in proportion to their respective interests in the Axion Shares then on deposit in the Trustee’s brokerage accounts. When all of the Axion Shares held for the benefit of the Category-II Beneficiaries have been sold and the Trustee has distributed the sales proceeds in accordance with this Amendment, all rights and privileges of the Category-II Beneficiaries shall terminate forthwith.

Section 8.6 No Distributions to Category-III Beneficiaries The Trustee shall not distribute Axion Shares or make cash distributions from the sale of Axion Shares to any Category-III Beneficiary. Instead all Axion Shares that are held in Trust for the benefit of Category-III Beneficiary shall be retained by the Trustee pending the execution of an agreement of the type specified in Section 7.1(c)(ii) of this Amendment. The following special provisions shall apply to all Axion Shares that are held for the benefit of Category-III Beneficiaries who have not entered into a Section 7.1(c)(ii) agreement before the commencement of sales on behalf of the Category-II Beneficiaries:

(a)
If the Trustee holds Axion Shares for the benefit of a Category-III Beneficiary who enters into a Section 7.1(c)(ii) agreement after the commencement of sales on behalf of the Category-II Beneficiaries but prior to the expiration of 12 months from the commencement of such sales, the Trustee shall forthwith deposit all remaining Axion Shares held for the benefit of the Category-III Beneficiary in the Trustee’s brokerage account and thereafter treat the Category-III Beneficiary as a Category-II Beneficiary.

(b)
No Category-III Beneficiary shall derive an economic benefit from his failure or refusal to enter into a Section 7.1(c)(ii) agreement before the commencement of sales on behalf of the Category-II Beneficiaries. In the event that the average price received by the Trustee with respect to sales of Axion Shares on behalf of a Category-III Beneficiary exceeds the average price received by the Trustee with respect to all sales of Axion Shares on behalf of Category-II Beneficiaries, then any excess proceeds shall forthwith be donated to the American Red Cross in the name of the Category-III Beneficiary.

(c)
If the Trustee holds Axion Shares for the benefit of a Category-III Beneficiary who fails or refuses to enter into a Section 7.1(c)(ii) agreement within 12 months after the commencement of sales on behalf of the Category-II Beneficiaries, the Trustee shall forthwith contribute all Axion Shares held for the benefit of that Category-III Beneficiary to the American Red Cross in the name of the Category-III Beneficiary.

ARTICLE 9 - POWERS OF THE TRUSTEE

Section 9.1 Trustee’s General Powers The Trustee shall have the all of the rights and powers generally accorded to trustees under the laws of the State of Florida, provided that without limiting the generality of the foregoing the Trustee shall have the express power:

(a)	To hold the Axion Shares so long as she deems proper;

(b)
To sell Axion Shares for the purpose of paying the ordinary and necessary administrative and operating expenses of the Trust, including fees owed to the Trustee, staff salaries, office and administrative overhead, travel expenses, legal fees and expenses, accounting and auditing fees, brokerage fees and all other normal business expenses reasonably and necessarily incurred in connection with the administration and operation of the Trust;

(c)
To sell Axion Shares for the purpose of paying the ordinary and necessary administrative and operating expenses incurred by Mega-C during the pendancy of the Chapter 11 Case, including fees owed to the Bankruptcy Trustee, staff salaries, office and administrative overhead, travel expenses, legal fees and expenses, accounting and auditing fees, brokerage fees and all other normal business expenses reasonably and necessarily incurred in connection with the administration and operation of Mega-C;

(d)
To borrow money in such reasonable amounts as may be necessary, desirable or convenient to facilitate the efficient administration of the Trust pursuant to the provisions of this Amendment and in connection therewith to draw, make, execute and issue promissory notes and other instruments and evidences of indebtedness; to secure the payment of the sums so borrowed; and to mortgage, pledge, transfer or assign in trust all or any part of the Axion Shares in support of such borrowings.

(e)	To make distributions of the Axion Shares to Category-I Beneficiaries;

(f)
To sell Axion Shares for the benefit of Category-II Beneficiaries at such times, in such manner and with due regard for prevailing market conditions as in her discretion and judgment may be deemed for the best interest of the Category-II Beneficiaries as a group;

(g)	To distribute all cash proceeds from the sale of Axion Shares to the Category-II Beneficiaries in proportion to their respective interests in the Trust;

(h)	To compromise, settle, arbitrate, or defend any claim or demand in favor of or against the Trust; and

(i)	To act through an agent or attorney-in-fact, by and under power of attorney duly executed by the Trustee, in carrying out any of the authorized powers and duties.

The Trustee may freely exercise any of the powers granted by this Amendment in any matters concerning the Trust, after forming a judgment based upon all the circumstances of any particular situation as to the wisest and best course to pursue in the interest of the Trust and the Beneficiaries, without the necessity of obtaining the consent or permission of the Grantor, any Beneficiary, any other interested person, or the consent or approval of any court. The powers granted to the Trustee may be exercised in whole or in part, from time to time, and shall be deemed to be supplementary to and not in derogation of the general powers of trustees under Florida law, and shall include all powers necessary to carry them into effect.

Section 9.2 Trustee’s Power to Vote Axion Shares The Trustee shall not exercise or authorize the Trust to exercise any rights it may have to authorize or otherwise consent to the taking of any corporate action by Axion without a meeting of Axion’s stockholders. In connection with every corporate action that permits or requires Axion’s stockholders to vote or otherwise grant their consent, the Trustee shall cause the Trust to vote all shares held it proportionally with the votes cast by the other Axion stockholders.

Section 9.3 Limitations on Trustee’s Powers Notwithstanding any provision of this Amendment to the contrary, no powers enumerated or accorded to trustees generally pursuant to applicable law shall be construed to enable the Grantor, or the Trustee or either of them, or any other person, to sell, purchase, exchange, or otherwise deal with or dispose of all or any parts of the corpus of the Trust for less than an adequate consideration in money or monies worth, or to enable the Grantor to borrow all or any part of the corpus of the Trust, directly or indirectly.

Section 9.4 Trustee’s Authority and Third Parties No person purchasing any of Axion Shares, or in any manner dealing with the Trust or the Trustee, shall be required to inquire into the authority of the Trustee to enter into any transaction, or to account for the application of any money paid to the Trustee.

Section 9.5 Accounting by the Trustee The Trustee shall, within 45 days after the end of each calendar quarter (beginning with the first quarter during which the Trustee sells Axion Shares for any purpose) render an unaudited quarterly accounting to the Beneficiaries. In addition to the unaudited quarterly accounting, the Trustee shall within 90 days after the end of each fiscal year (beginning with the first quarter during which the Trustee sells Axion Shares for any purpose) render an audited annual report to the Beneficiaries, and the opinion of the independent auditor included in such report shall be final, binding, and conclusive upon all Beneficiaries.

Section 9.6 Resignation of Trustee The Trustee may resign at any time by giving the Grantor at least ten (10) days written notice of its resignation, and upon the effective date of such resignation, the Axion Shares then deposited in the Trust shall be delivered to a successor Trustee who has been selected and appointed in accordance with Section 9.7, whereupon all the Trustee’s obligations hereunder shall cease and terminate. The Trustee’s sole responsibility until such termination shall be to maintain the Axion Shares in safe custody and to deliver the same to a successor Trustee who has been selected and appointed in accordance with Section 9.7.

Section 9.7 Appointment of Successor Trustee The Trustee shall have the power, in consultation with the Grantor’s board of directors, to appoint a successor Trustee. If the Trustee shall resign without having appointed a successor Trustee, the Grantor’s board of directors shall have the power appoint a successor trustee selected by the Grantor’s board of directors in the exercise of its reasonable discretion.

Section 9.8 Bond and Exculpation of Trustee The Trustee shall not be required to give any bond or other security. The Trustee shall not be liable for any mistake or error of judgment in the administration of the Trust, except for gross negligence, bad faith or willful misconduct. So long as she exercises her powers in good faith and performs her duties as provided herein, the Trustee shall have no liability for loss arising from any cause, including, but not limited to: (a) any act, failure or neglect of any employees, agents or correspondents selected by the Trustee; (b) any diminution in the value of Axion Shares, (c) any delay, error, omission or default connected with the sale or distribution of Axion Shares; (d) any delay, error, omission or default connected with the remittance of funds; (e) any delay, error, omission or default of any mail, telegraph, cable or wireless agency or operator; or (f) any acts or edicts of any government or governmental agency or other group or entity exercising governmental powers.

Section 9.9 Indemnification of Trustee The Trust shall indemnify the Trustee and her employees, agents and affiliates (each of whom is referred to as “Indemnified Party”) from and against any and all losses, claims, damages and liabilities (including all legal or other expenses reasonably incurred by any Indemnified Party in connection with the preparation for or defense of any threatened or pending claim, action or proceeding, whether or not resulting in any liability) (“Damages”), to which an Indemnified Party, in connection with the negotiation and execution of this Amendment, the performance of the duties of the Trustee as specified herein or the exercise or failure to exercise any or all the powers of the Trustee as specified herein, may become subject under any applicable law or otherwise; provided, that the Trust will not be liable to an Indemnified Party to the extent that any Damages are found in a final non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence, bad faith or willful misconduct of the Indemnified Party. In connection with the preparation for or defense of any threatened or pending claim, action or proceeding for which indemnification is provided under the terms of this Amendment, the Indemnified Party shall have the right to retain counsel at the Trust’s expense to represent the Indemnified Party. The Trustee is expressly authorized to sell Axion Shares for the purpose of defending any such claim or action and all costs thereof shall be accounted for in the same manner as other normal operating expenses of the Trust.

Section 9.10 Choice of Law and Jurisdiction for Corporate Matters All issues respecting the due authorization, validity and fully paid and nonassessable status of Mega-C Shares, or the rights of any person to claim the legal status of a Mega-C Shareholder, shall be controlled, construed and enforced in accordance with the laws of the State of Nevada. The sole judicial forum for the resolution of actions to determine corporate law issues shall be the Bankruptcy Court; provided that if the Bankruptcy Court abstains from exercising jurisdiction with respect to any such matter, then the issue shall be submitted to and decided by the Nevada Court.

Section 9.11 Choice of Law and Jurisdiction for Trust Matters All issues respecting the interpretation of this Amendment and the powers, duties rights and responsibilities of the Trust, the Grantor, the Trustee and the Beneficiaries shall be controlled, construed and enforced in accordance with the laws of the State of Florida, without giving effect to conflict of laws principles thereof. The sole judicial forum for the resolution of actions to determine issues arising under the law of trusts shall be the Florida Court.

Section 9.12 Adverse Claims If an adverse claim or demand is presented to the Trustee, the Trustee may refuse to comply with the claim or demand during the continuance of the dispute occasioning the claim or demand, and may refrain from delivering Axion Shares to any person. In such an event, the Trustee may also elect to file an interpleader, declaratory judgment action or other legal action, seeking a determination of the rights of the parties, in either the Nevada Court or the Florida Court as appropriate in the circumstances, and deliver the disputed Axion Shares to the registry of such court. By doing so, the Trustee shall not become liable to the Grantor or any Beneficiary, and the indemnity provided above shall apply. No person other than the Grantor, a Beneficiary, or a successor in interest to the Grantor or a Beneficiary shall have any right or cause of action under this Amendment.

Section 9.13 Resolution of Disputes Among the Parties If a controversy arises between the Grantor, the Trustee or any Mega-C Shareholder with respect to this Amendment or a Mega-C Shareholder’s right to receive Axion Shares or the cash proceeds from the sale of Axion Shares, Trustee shall have the right at her option, to take such actions as she may deem appropriate, including without limitation, referring the controversy to the Bankruptcy Court for resolution, submitting the controversy to binding arbitration in Pinellas County, Florida for resolution under the rules of the American Arbitration Association or filing of any other legal action. In connection with any such legal proceedings, the party against whom the award is rendered shall pay all costs and expenses of the legal proceeding, unless the award shall specifically allocate costs in a different manner because it is not entirely in favor of either party. Notwithstanding any other provision of this agreement, the Trustee shall not be required to make any distributions to any Beneficiary who has commenced, or threatened to commence a legal proceeding against the Grantor, the Trust, the Trustee or any other Beneficiary and may withhold all distributions to such parties pending the final resolution of the dispute and the settlement of all expense awards.

ARTICLE 10 - AMENDMENTS

Subject to the consent of the Trustee which will not be unreasonably withheld, this Amendment may be amended at any time and from time to time for the purpose of modifying the terms, conditions and provisions of this Amendment or incorporating additional terms, conditions and provisions that are not inconsistent with the intent of the parties and requested by the Grantor, the Trustee, the Ontario Securities Commission or the United States Securities and Exchange Commission. Notwithstanding the generality of the foregoing, no amendment of this Amendment shall be made to the extent that compliance therewith would, in any manner, reduce, diminish or qualify the rights, privileges and preferences of the Category-I or Category-II Mega-C Shareholders or the Trustee.

ARTICLE 11 - TRUSTEE’S COMPENSATION

During the period between the date of this Amendment and the completion of the shareholder classification process described in Article 7, the Trustee shall receive a fixed salary of $20,000 per month. Thereafter, the Trustee’s sole compensation for services rendered will be the variable administrative fee set forth in Section 8.4. In addition to the specified compensation, the Trustee shall be reimbursed on a monthly basis for all ordinary, reasonable and necessary expenses of the Trust, including legal fees and a reasonable allowance for the use of the Trustee’s office. All payments to the Trustee will be treated as an operating expense of the Trust and paid from the available assets of the Trust, including proceeds from the sale of Axion Shares.

ARTICLE 12 - IRREVOCABILITY

The Trust shall be irrevocable, and the Grantor expressly waives all rights and powers, whether alone or in conjunction with others, and regardless of when or from what source it may have acquired such rights or powers, to revoke, or terminate the Trust. By execution of this instrument the Grantor relinquishes absolutely and forever all of its right and power to control the distribution, sale or other disposition of the Axion Shares, and all its right and power, whether alone or in conjunction with others, to designate the persons who shall be entitled to share in any future distributions from the Trust.

IN WITNESS WHEREOF the Grantor and the Trustee have executed this First Amended and Restated Trust Agreement for the Benefit of the Shareholders of Mega-C Power Corporation on the day and year above first written.

GRANTOR - AXION POWER INTERNATIONAL, INC

/s/ Charles Mazzacato                          /s/ Peter Roston
Charles Mazzacato, Chief Executive Officer	Peter Roston, Chief Financial Officer

TRUSTEE - SALLY A. FONNER

/s/ Sally A. Fonner